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                                                                     Exhibit 4.1

                              LIMITED BRANDS, INC.
                 STOCK AWARD AND DEFERRED COMPENSATION PLAN FOR
                             NON-ASSOCIATE DIRECTORS

1.   Purpose

     The purpose of the Limited Brands, Inc. Stock Award and Deferred Compensation Plan for Non-Associate Directors (the "Plan") is to promote the interests of Limited Brands, Inc. (the "Company") and its stockholders by increasing the proprietary interests of non-associate directors in the growth and performance of the Company by awarding to such directors an Annual Stock Retainer in addition to their Annual Cash Retainer and by providing such directors with the opportunity to defer all or a portion of their Annual Stock Retainer and Annual Cash Retainer.

2.   Definitions

     Whenever the following terms are used in this document, they shall have the meanings stated below unless a different meaning is plainly required by the context.

     (a) "Account" shall mean the account maintained by the Company on behalf of an Eligible Director to record that portion, if any, of an Eligible Director's

          (i) Annual Stock Retainer that the Eligible Director elects to defer pursuant to Section 6, and

          (ii) Annual Cash Retainer that the Eligible Director has elected to defer pursuant to Section 7.

     (b) "Annual Cash Retainer" shall mean the amount payable annually to an Eligible Director in cash for his or her services as a member of the Board and its committees during the Company's fiscal year. Such amount shall be determined from time to time by the Board. The Annual Cash Retainer shall be paid to an Eligible Director or credited to the Eligible Director's Account, as the case may be, on a quarterly basis in arrears in accordance with policies adopted by the Board.

     (c) "Annual Stock Retainer" shall mean the amount payable annually to an Eligible Director in the form of Shares or Deferred Stock Units (as determined pursuant to Section 6) for his or her services as a member of the Board and its committees during the Company's fiscal year. The number of Shares or Deferred Stock Units awarded to an Eligible Director as his or her Annual Stock Retainer for a fiscal year shall be equal to the dollar amount of the Annual Stock Retainer for the fiscal year (as determined from time to time by the Board) divided by the Fair Market Value of a Share on the Grant Date for such fiscal year (rounded up to the next highest whole Share or Deferred Stock Unit). The number of Shares or Deferred Stock Units awarded to the Eligible Director shall be paid to such Eligible Director or credited to such

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Eligible Director's Account, as the case may be, on a quarterly basis in arrears in accordance with policies adopted by the Board.

     (d)  "Board" shall mean the Board of Directors of the Company.

     (e) "Deferred Stock Units" shall mean the units credited to an Eligible Director's Account pursuant to Sections 6 and/or 7.

     (f) "Eligible Director" shall mean a member of the Board who is not an associate of the Company or its affiliates.

     (g) "Fair Market Value" shall mean the closing price for a Share as reported on the principal exchange on which the Shares are listed for the date in question, or if there were no sales on such date, the most recent prior date on which there were sales.

     (h) "Grant Date" shall mean the first business day of each fiscal year of the Company, except that for the 2003 fiscal year, the Grant Date shall be May 20, 2003.

     (i) "Share" shall mean a share of the Company's common stock, $.50 per share par value.

     (j) "Termination of Service" means the termination of an Eligible Director's service as a director of the Company for any reason.

3.   Administration

     The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all determinations necessary or advisable for the administration of the plan. The determination of the Board in the administration of the Plan shall be final and conclusive. Any actions authorized or permitted to be taken by the Board may be delegated by the Board to its Compensation Committee or any other committee or persons. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

4.   Eligibility

     Participation in the Plan shall be limited to Eligible Directors.

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5.   Shares Subject to Plan

     Subject to adjustment as provided in Section11, an aggregate of 500,000 Shares shall be available for issuance under the Plan. The Shares payable hereunder may be authorized but unissued Shares or treasury Shares.

6.   Elective Deferral of Annual Stock Retainer

     An Eligible Director's Annual Stock Retainer shall be paid in the form of Shares; provided, however, that beginning with the Company's 2004 fiscal year, the Eligible Director may elect to receive Deferred Stock Units in lieu of Shares pursuant to the procedures set forth in Section 8.

7.   Elective Deferral of Annual Cash Retainer

     An Eligible Director may elect to defer all or a portion of the Annual Cash Retainer otherwise payable to him or her for fiscal years of the Company beginning with the 2004 fiscal year. Such deferral may be either in the form of cash or in the form of Deferred Stock Units. If the Eligible Director elects to defer a portion of the Annual Cash Retainer in the form of Deferred Stock Units, the number of Deferred Stock Units that shall be credited to the Eligible Director's Account shall be the portion of the Annual Cash Retainer that the Eligible Director elects to receive in the form of Deferred Stock Units divided by the Fair Market Value of a Share on the Grant Date (rounded down to the next lowest whole Deferred Stock Unit).

8.   Deferral Elections

     (a) An Eligible Director who desires to defer all or a portion of his or her Annual Cash Retainer and/or all or a portion of his or her Annual Stock Retainer (which are payable to him or her on or after the beginning of the Company's 2004 fiscal year) must file a Retainer Deferral Form with the Company.

     (b) The Retainer Deferral Form must be filed with the Company prior to the first day of the calendar year in which the Annual Cash Retainer and/or Annual Stock Retainer would otherwise be earned by and payable to the Eligible Director. If an individual first becomes an Eligible Director after the first day of a calendar year, he or she must file a Retainer Deferral Form within thirty (30) days after the date on which he or she first becomes an Eligible Director. A Retainer Deferral Form shall only apply to Annual Cash Retainers and Annual Stock Retainers earned after the date on which the Retainer Deferral Form is filed with the Company.

     (c) A Retainer Deferral Form shall remain in full force and effect until modified or terminated by the filing of a new Retainer Deferral Form with the Company. A new Retainer Deferral Form shall only apply to Annual Cash Retainers and Annual Stock Retainers payable in fiscal years beginning after the end of the calendar year in which the new Retainer Deferral Form is filed with the Company.

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9.   Accounts

     (a) The Company shall maintain on its books and records an Account for each Eligible Director that shall be adjusted annually to reflect credits under this Section 9 and payments under Section 10.

     (b)  An Eligible Director's Account shall be credited with:

          (i) the Deferred Stock Units elected by the Eligible Director pursuant to Sections 6 and/or 7, and

          (ii) an amount equal to that portion of the Eligible Director's Annual Cash Retainer that he or she has elected to defer in the form of cash pursuant to Section 7.

     (c) Deferred Stock Units credited to an Eligible Director's Account pursuant to Sections 6 and/or 7 shall be credited with "dividend equivalents" in an amount equal to the amount the Eligible Director would have received as dividends if the Deferred Stock Units were actual Shares held by the Eligible Director. Dividend equivalents paid on Deferred Stock Units will be converted into additional Deferred Stock Units based on the Fair Market Value of a Share on the dividend payment date. Notwithstanding any other provision of this Plan to the contrary, Deferred Stock Units credited to an Eligible Director's Account shall not be considered or construed as an actual investment in Shares.

     (d) The Company's Treasury Department shall establish an appropriate and reasonable rate of return to be applied to each Eligible Director's Account, except for that portion of the Eligible Director's Account attributable to Deferred Stock Units. The rates established by the Company's Treasury Department shall be based on such interest rate related factors or indicia as the Treasury Department deems appropriate, including but not limited to the Company's cost of funds or cost of borrowing. Such rate or rates shall be applied as of the last day of each month to the Account balance at the beginning of the month (exclusive of the portion of the Account balance attributable to Deferred Stock Units).

     (e) An Eligible Director shall at all times be 100 percent vested in his or her Account.

10.  Payments

     (a) Payment of an Eligible Director's Account shall be made or commenced as soon as practicable and in no event later than ninety (90) days after the Eligible Director incurs a Termination of Service. The portion of an Eligible Director's Account consisting of whole Deferred Stock Units shall be payable in the form of Shares, with one share being distributed for each Deferred Stock Unit credited to the Eligible Director's Account. The remainder of the Eligible Director's Account, including partial Deferred Stock Units, shall be paid in the form of cash.

     (b) At the time an Eligible Director elects to defer all or a portion of his or her Annual Cash Retainer or Annual Stock Retainer, he or she shall elect on his or her Retainer Deferral Form to receive payment of his or her Account balance in a lump sum payment or in

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annual installments over a period of not less than one and not more than five years. An Eligible Director may change his or her election to the alternative form or to an alternative payout period at any time by filing a new Retainer Deferral Form with the Company, provided that the new Retainer Deferral Form is submitted at least twelve months prior to the Eligible Director's Termination of Service. If an Eligible Director does not make an election with respect to payment of his or her Account balance, then such Account balance shall be paid in a single lump sum payment. If installment payments are elected by the Eligible Director, Deferred Stock Units credited to his or her Account shall continue to be credited with dividend equivalents pursuant to Section 9(c), and the cash portion of his or her Account shall continue to be credited with earnings pursuant to Section 9(d), for the duration of the payout period.

     (c) Notwithstanding the provisions of Section 10(b), if the Eligible Director incurs a Termination of Service as a result of his or her death, or if the Eligible Director dies after incurring a Termination of Service but before his or her entire Account has been distributed to him or her, the unpaid portion of his or her Account shall be paid in a single lump sum payment as soon as practicable after his or her death to his or her designated beneficiary.

11.  Adjustment of and Changes in Shares

     In the event of a stock split, stock dividend, extraordinary cash dividend, subdivision or combination of Shares or any other change in corporate structure affecting the Shares, the number of shares authorized to be paid under the Plan shall be increased or decreased proportionately, as the case may be, and the number of Deferred Stock Units credited to an Eligible Director's Account shall be increased or deceased proportionately, as the case may be.

12.  No Rights of Shareholders

     Neither an Eligible Director nor his or her legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company in respect of any Shares payable upon distribution of a Deferred Stock Unit, unless and until certificates for such Shares shall have been issued.

13.  Plan Amendments

     The Plan may be amended by the Board as it deems advisable or to conform to any change in any law or regulation applicable thereto; provided that the Board may not, without the authorization and approval of the Company's shareholders,
(i) increase the number of Shares that may be paid pursuant to the Plan, except as permitted by Section 11, or (ii) modify in any respect the class of individuals who constitute Eligible Directors.

14.  Nonalienation of Benefits

     None of the payments, benefits, or rights of any Eligible Director under the Plan shall be subject to any claim of any creditor of such Eligible Director and, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of such Eligible Director. No Eligible Director shall have the right to alienate, commute, pledge, encumber or assign any of the benefits or payments which the Eligible Director may expect to receive, contingently or otherwise, under

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the Plan.

15.  Participants' Rights Unsecured.

     The Plan shall at all times be entirely unfunded and at no time shall any assets of the Company be segregated for payment of any benefits hereunder. Eligible Directors shall at all times have the status of general unsecured creditors of the Company, and Eligible Directors shall not have any rights in or against any specific assets of the Company. The Plan constitutes a mere promise by the Company to make payments in the future.

16.  Effective Date and Duration of Plan

     The Plan shall become effective on the date the Company's shareholders approve the Plan. The Plan shall terminate the day following the tenth annual shareholders meeting at which directors are elected succeeding such approval, unless the Plan is terminated at an earlier date by the Board or is terminated by exhaustion of the Shares available for issuance hereunder.


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